Exhibit 10.1
FIRST AMENDMENT TO THE
AXLE HOLDINGS, INC.
STOCK INCENTIVE PLAN
     WHEREAS, Axle Holdings, Inc. (the “Corporation”) has established and maintains the Axle Holdings, Inc. Stock Incentive Plan (the “Plan”), effective as of May 25, 2005;
     WHEREAS, Section 9.1 of the Plan permits the Committee (unless otherwise stated in this Amendment, defined terms used herein shall have the meanings ascribed to them in the Plan) to amend the Plan; and
     WHEREAS, the Committee desires to amend the Plan to increase the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under the Plan by 60,000 (from 281,352 to 341,352).
     NOW, THEREFORE, BE IT RESOLVED that, pursuant to the power and authority reserved to the Committee by Section 9.1 of the Plan, the Plan be and hereby is amended, effective October 25, 2006, in the following manner:
     Section 5.1 of the Plan is amended by replacing it in its entirety with the following:
“5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Common Stock subject to Options under the Plan may not exceed 341,352 shares. The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of shares held in treasury or authorized but unissued shares not reserved for any other purpose. All shares available for issuance under the Plan may be made subject to the grant of Incentive Stock Options.”
     Except as provided herein, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the Committee has caused this Amendment to be executed as of the 25th day of October, 2006.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF AXLE HOLDINGS, INC.

By:	/s/ David Wahrhaftig

Name:	David Wahrhaftig
Its:	Chairman